Exhibit 23.1

INDEPENDENT AUDITORS’ CONSENT

We consent to the incorporation by reference in Registration Statement No’s. 33-20037, 33-68128, 333-75445 and 333-56448 of Moore Medical Corp. on Form S-8 and Registration Statement No. 333-59688 of Moore Medical Corp. on Form S-3 of our report dated March 15, 2004, relating to the consolidated financial statements of Moore Medical Corp. as of and for the year ended December 27, 2003 appearing in this Annual Report on Form 10-K of Moore Medical Corp. for the year ended December 27, 2003.

/s/ DELOITTE & TOUCHE LLP

Hartford, Connecticut

March 25, 2004